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            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Statement of Additional Information constituting parts of this Post-Effective Amendment No. 32 to the registration statement on Form N-1A (the "Registration Statement") of our report dated November 13, 2006, relating to the Financial Statements and Financial Highlights appearing in the September 30, 2006 annual report to shareholders of Vanguard Growth and Income Fund, which report is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Service Providers--Independent Registered Public Accounting Firm" in the Statement of Additional Information.





PricewaterhouseCoopers LLP
Philadelphia, PA
January 12, 2007